EXHIBIT 99.1

Zumiez Inc. Reports March 2018 Sales Results

Net Sales Increased 14.7% to $82.3 Million
March 2018 Comparable Sales Increased 12.6%

LYNNWOOD, Wash., April 11, 2018 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ:ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced, that total net sales for the five-week period ended April 7, 2018 increased 14.7% to $82.3 million, compared to $71.7 million for the five-week period ended April 1, 2017.  The Company's comparable sales increased 12.6% for the five-week period ended April 7, 2018 compared to a comparable sales increase of 1.1% for the five-week period ended April 1, 2017.

To hear the Zumiez prerecorded March sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of April 7, 2018 we operated 699 stores, including 608 in the United States, 50 in Canada, 34 in Europe and 7 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200